UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

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☐ Soliciting Material Pursuant to § 240.14a-12

AMERICAN HEALTHWAYS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3841 Green Hills Village Drive

Nashville, Tennessee 37215

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Stockholders of American Healthways, Inc.:

     The Annual Meeting of Stockholders of American Healthways, Inc., a Delaware corporation (the “Company”), will be held at the Loews Vanderbilt Hotel, 2100 West End Avenue, Nashville, Tennessee, 37203 at 9:00 a.m., local time, on Thursday, January 19, 2006 for the following purposes:

(1)	To elect three (3) directors to hold office for a term of three (3) years or until their successors have been elected and qualified;

(2)	To consider and act upon a proposal to amend the Company’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to change the name of the Company from American Healthways, Inc. to Healthways, Inc.;

(3)	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2006; and

(4)	To transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.

     The proxy statement and form of proxy accompanying this notice are being mailed to stockholders on or about December 21, 2005. Only stockholders of record at the close of business on December 1, 2005 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

     Your attention is directed to the proxy statement accompanying this notice for a more complete statement regarding the matters to be acted upon at the meeting.

     We hope very much that you will be able to be with us. If you do not plan to attend the meeting in person, you are requested to complete, sign and date the enclosed proxy and return it promptly in the enclosed addressed envelope, which requires no postage if mailed in the United States, or to vote by toll-free telephone or internet as described in the enclosed proxy card.

By Order of the Board of Directors
/s/ THOMAS G. CIGARRAN
Thomas G. Cigarran
Chairman

December 19, 2005

AMERICAN HEALTHWAYS, INC.

3841 Green Hills Village Drive
Nashville, Tennessee 37215

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

Thursday, January 19, 2006

      The enclosed proxy is solicited by the Board of Directors on behalf of American Healthways, Inc. for use at the Annual Meeting of Stockholders to be held on Thursday, January 19, 2006, at 9:00 a.m., local time, at the Loews Vanderbilt Hotel, 2100 West End Avenue, Nashville, Tennessee, 37203, and at all adjournments or postponements thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders. Copies of the proxy, this proxy statement and the attached notice are being sent to stockholders on or about December 21, 2005.

      The Company’s officers and employees may solicit proxies personally or by mail, telephone or facsimile. All costs of this solicitation will be borne by the Company, including expenses in connection with preparing, assembling and mailing this proxy statement. The Company does not anticipate paying any compensation to any party other than its regular employees for the solicitation of proxies but may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to beneficial owners.

      In the election of directors, you may vote “FOR” all of the nominees or your vote may be to “WITHHOLD AUTHORITY” with respect to one or more of the nominees. For the approval of the amendment to the Certificate of Incorporation and the ratification of the selection of Ernst & Young LLP, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you “ABSTAIN,” it has the same effect as a vote “AGAINST.” Shares represented by such proxies will be voted in accordance with the choices specified thereon. If you sign your proxy card without giving specific voting instructions, the shares represented by such proxies will be voted FOR the election of the director nominees set forth under Proposal No. 1, FOR the approval of the amendment to the Certificate of Incorporation set forth under Proposal No. 2, and FOR the ratification of Ernst & Young LLP as the independent registered public accounting firm for fiscal 2006 set forth under Proposal No. 3. The Board of Directors does not know of any other matters which will be presented for action at the meeting, but the persons named in the proxy intend to vote or act with respect to any other proposal which may be properly presented for action according to their best judgment in light of the conditions then prevailing.

      The quorum requirement for holding the Annual Meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted.

      A proxy may be revoked by a stockholder at any time before its exercise by attending the meeting and electing to vote in person, by filing with the Secretary of the Company a written revocation, by duly executing a proxy bearing a later date or by casting a new vote by toll-free telephone or the internet.

      Each share of the Company’s common stock, $.001 par value (the “Common Stock”), issued and outstanding on the record date, December 1, 2005, will be entitled to one vote on all matters to come before the meeting. Cumulative voting is not permitted. As of December 1, 2005, there were outstanding 34,175,657 shares of Common Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information with respect to those persons known to the Company to be the beneficial owners (as defined by certain rules of the Securities and Exchange Commission (the “Commission”)) of more than five percent (5%) of the Company’s Common Stock, its only voting security, and with respect to the beneficial ownership of the Company’s Common Stock by all directors and nominees, each of the executive officers named in the Summary Compensation Table and all executive officers and directors of the Company as a group. The information set forth below is based on ownership information received by the Company as of December 1, 2005. Unless specified otherwise, the shares indicated are presently outstanding, and each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned.

	Amount and Nature
	of Beneficial		Percent of
Name and Address of Beneficial Owner	Ownership(1)		Class(1)

Earnest Partners LLC	4,197,450	(2)	12.28%
75 Fourteenth Street, Suite 2300 Atlanta, GA 30309
FMR Corp.	3,968,874	(2)	11.61%
82 Devonshire Street Boston, MA 02109
Thomas G. Cigarran****	959,005	(3)	2.78%
Ben R. Leedle, Jr.****	568,012	(4)	1.63%
Henry D. Herr**	433,182	(5)	1.27%
William C. O’Neil, Jr.**	249,272	(6)	*
Donald B. Taylor***	188,291	(7)	*
C. Warren Neel, Ph.D.**	62,230	(8)	*
Frank A. Ehmann**	50,432	(9)	*
James E. Pope, M.D.***	50,389	(10)	*
John W. Ballantine**	40,000	(11)	*
Jay C. Bisgard, M.D.**	35,000	(12)	*
Matthew E. Kelliher***	20,135	(13)	*
Mary Jane England, M.D.**	9,999	(14)	*
Alison Taunton-Rigby, Ph.D.**	—		*
All directors and executive officers as a group (16 persons)	3,294,819	(15)	9.13%

*	Indicates ownership of less than one percent of the Company’s outstanding Common Stock.

**	Director of the Company

***	Named Executive Officer

****	Director and Named Executive Officer

(1)	Pursuant to the rules of the Commission, certain shares of the Company’s Common Stock which an individual owner set forth in this table has a right to acquire within 60 days after the record date hereof pursuant to the exercise of stock options or other securities are deemed to be outstanding for the purpose of computing the ownership of that owner, but are not deemed outstanding for the purpose of computing the ownership of any other individual owner shown in the table. Likewise, the shares subject to options or other securities held by the other directors and executive officers of the Company which are exercisable within 60 days of the record date hereof, are all deemed outstanding for the purpose of computing the percentage ownership of all executive officers and directors as a group.

(2)	Information with respect to stock ownership is based upon a Form 13F, dated September 30, 2005 filed with the Commission.

(3)	Includes 402,062 shares held in trust and 298,750 shares issuable upon the exercise of outstanding options.

(4)	Includes 565,876 shares issuable upon the exercise of outstanding options.

(5)	Includes 32,134 shares owned by Mr. Herr’s wife and 15,972 shares held in trust.

(6)	Includes 15,000 shares issuable upon the exercise of outstanding options.

(7)	Includes 7,080 shares owned by Mr. Taylor’s wife, 920 shares held in trust, and 180,000 shares issuable upon the exercise of outstanding options.

(8)	Includes 15,000 shares issuable upon the exercise of outstanding options.

(9)	Includes 15,000 shares issuable upon the exercise of outstanding options.

(10)	Includes 50,000 shares issuable upon the exercise of outstanding options

(11)	Includes 10,000 shares held in trust and 30,000 shares issuable upon the exercise of outstanding options.

(12)	Includes 5,000 shares held in trust and 30,000 shares issuable upon the exercise of outstanding options.

(13)	Includes 20,000 shares issuable upon the exercise of outstanding options.

(14)	Includes 9,999 shares issuable upon the exercise of outstanding options.

(15)	Includes 1,670,127 shares issuable upon the exercise of outstanding options.

CORPORATE GOVERNANCE

Board of Directors Information

      The Board of Directors of the Company held five meetings during the fiscal year ended August 31, 2005. All of the members of the Board of Directors, except Messrs. Cigarran, Herr and Leedle, are “independent,” as defined by applicable law and the NASDAQ listing standards. The independent directors of the Board of Directors have regularly scheduled meetings at which only independent directors are present. The Board of Directors has a Nominating and Corporate Governance Committee, an Audit Committee and a Compensation Committee.

      Each of the incumbent directors of the Company attended at least 75% of the aggregate of the total number of meetings held during fiscal 2005 by the Board of Directors and each committee of which such director was a member, with the exception of Dr. Alison Taunton-Rigby, who was appointed to the Board of Directors in November 2005.

Committees of the Board of Directors

Compensation Committee

      During fiscal 2005, the Compensation Committee consisted of Messrs. Ehmann and Ballantine, Dr. Bisgard and Dr. Neel. Effective September 1, 2005, Dr. England was appointed to the Compensation Committee. All of the directors on the Compensation Committee are independent directors as defined under applicable law and NASDAQ listing standards. The Compensation Committee is responsible for overseeing the overall compensation strategies and policies of the Company, reviewing and approving the compensation of the Company’s chief executive officer and other executive officers and administering the Company’s compensation plans. The Compensation Committee’s Charter, which is available on the Company’s website at www.americanhealthways.com, provides a detailed description of its duties and responsibilities. The Compensation Committee held four meetings during fiscal 2005.

Nominating and Corporate Governance Committee

      During fiscal 2005, the Nominating and Corporate Governance Committee consisted of Mr. O’Neil and Dr. Neel and Dr. England. In connection with her appointment to the Board of Directors in November 2005, Dr. Taunton-Rigby was appointed to the Nominating and Corporate Governance Committee. All of the directors on the Nominating and Corporate Governance Committee are independent directors as defined under applicable law and NASDAQ listing standards. The Nominating and Corporate Governance Committee’s responsibilities include identifying individuals qualified to become members of the Board of Directors and recommending such individuals to the Board of Directors for election to the Board of Directors and developing and recommending to the Board of Directors corporate governance principles applicable to the Company. The Nominating and Corporate Governance Charter, which is available on the Company’s website at www.americanhealthways.com, provides a detailed description of the Nominating and Corporate Governance Committee’s responsibilities and sets forth the director nomination process. The Nominating and Corporate Governance Committee held four meetings during fiscal 2005.

Audit Committee

      The Audit Committee consists of Messrs. Ehmann, O’Neil, Ballantine and Dr. Bisgard, each of whom is independent as defined by applicable law and the NASDAQ listing standards. The Company has, and will continue to have, at least one member of the Audit Committee who has past employment experience in finance or accounting and requisite professional certification in accounting or other comparable experience which results in the individual’s financial sophistication. The Audit Committee meets with the Company’s independent registered public accounting firm and management to review the Company’s consolidated financial statements and meets with the Company’s independent registered public accounting firm and the Company’s independent auditor to review the quality and integrity of the accounting, auditing and financial reporting process and systems of internal controls of the Company. The Board of Directors has determined that each member of the Audit Committee qualifies as an “audit committee financial expert,” as defined by the regulations of the Commission. The Audit Committee held twelve meetings during fiscal 2005. The Audit Committee has adopted a Charter that provides a detailed description of its responsibilities, which is available on the Company’s website at www.americanhealthways.com and is attached hereto as Appendix A.

Code of Conduct

      The Company has a code of conduct that applies to all colleagues (including officers) and directors. The purpose of the code is to provide written standards that are reasonably designed to deter wrongdoing and to promote: honest and ethical conduct; full, fair, accurate, timely, and understandable disclosure in reports and documents filed with the Commission and other public communications by the Company; compliance with applicable governmental laws, rules and regulations; prompt internal reporting of violations of the code; and accountability for adherence to the code. A copy of the Company’s code of conduct can be obtained from the Company’s website at www.americanhealthways.com.

Stockholder Nominees

      The policy of the Nominating and Corporate Governance Committee is to consider properly submitted stockholder nominations for director candidates as described below under “Identifying and Evaluating Nominees for Directors.” Any stockholder nominations proposed for consideration by the Nominating and Corporate Governance Committee should be addressed to: Secretary, American Healthways, Inc., 3841 Green Hills Village Drive, Nashville, Tennessee 37215. To be timely, director nominations for the 2007 Annual Meeting of Stockholders must be submitted within the time limits for stockholder proposals as set forth on page 28 of this Proxy Statement.

Director Qualifications

      Under the Company’s Board of Directors’ Corporate Governance Guidelines and the Nominating and Corporate Governance Committee Charter, the Nominating and Corporate Governance Committee is responsible for determining the criteria for membership on the Company’s Board of Directors. Under such criteria, at least a majority of the members of the Board of Directors should be independent, and all members should have the highest professional and personal ethics and values consistent with the Company’s values and standards. Other criteria that will be considered are prior experience as a director, knowledge of the Company’s business and industry and broad experience at the operational, financial or policy making level in business. Diversity, age and skills in the context of the needs of the Board of Directors are also a consideration. The members should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. As such, in order to be active participants and perform all director duties responsibly, directors’ service on other boards of public companies is limited to three public boards (excluding the Company).

Identifying and Evaluating Nominees for Directors

      The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee regularly assesses the appropriate size of the Board of Directors, and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current Board of Directors members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee and may be considered at any point during the year. As described above, the Nominating and Corporate Governance Committee considers properly submitted stockholder nominations for candidates for the Board of Directors. In evaluating nominations, the Nominating and Corporate Governance Committee uses the same criteria for all nominees, and the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and expertise on the Board of Directors.

      There are two nominees for election to the Board of Directors, Dr. England and Dr. Bisgard, who have not previously been elected by the stockholders. A non-management director identified Dr. England and Dr. Bisgard as director nominees. The Nominating and Corporate Governance Committee recommended Dr. England and Dr. Bisgard to the Board of Directors, who approved the recommendations. A professional search firm was not engaged to assist the Nominating and Corporate Governance Committee in its efforts.

Directors’ Attendance at Annual Meetings of Stockholders

      Although directors are invited and are always welcome to attend the annual stockholder meetings, the Company does not require their attendance. All of the directors attended the 2005 Annual Meeting of Stockholders held on January 20, 2005, with the exception of Dr. Taunton-Rigby, who was appointed to the Board of Directors in November 2005.

Communications With the Board of Directors

      Stockholders may communicate with the Board of Directors by submitting a letter in writing addressed to: Chairman of the Board of Directors, American Healthways, Inc., 3841 Green Hills Village Drive, Nashville, Tennessee 37215. If the communication relates to the Company’s ethics or conduct, financial statements, accounting practices or internal controls, the communication may be submitted in writing addressed to: Audit Committee Chairman, American Healthways, Inc., 3841 Green Hills Village Drive, Nashville, Tennessee 37215. Stockholder communications may be submitted confidentially or anonymously.

Stock Retention Guidelines

      In August 2005, the Company’s Board of Directors adopted stock retention guidelines for executive officers in order to further align executive officers’ interests with stockholders’ interests. The guidelines require executive officers to retain at least 75% of the net number of shares acquired upon exercise of stock options and vesting of restricted stock units granted from and after August 2005. Executives who do not meet the guidelines within the prescribed time frame may not be eligible for future equity awards.

Evaluations of Board and Committee Performance

      Each year the Nominating and Corporate Governance Committee of the Company’s Board of Directors conducts an evaluation process focusing on the effectiveness of the Board of Directors as a whole, the performance of each committee of the Board of Directors and the adequacy of each committee charter. The manner of the evaluation is determined annually by the Nominating and Corporate Governance Committee in order to ensure the procurement of accurate and insightful information. The evaluation process is designed to facilitate ongoing, systematic examination of the Board of Directors’ and each committee’s effectiveness and accountability, and to identify opportunities for improving their operations and procedures. The Nominating and Corporate Governance Committee designed and coordinated the Board of Directors and committee evaluations, and the Chair of the Nominating and Corporate Governance Committee reported the results to each committee and the full Board of Directors.

Certain Relationships and Related Transactions

      During fiscal 2005, Ed Cooper, son-in-law of William C. O’Neil Jr., an Outside Director (as defined herein), was a non-management partner in a partnership that owns the building in which the Company’s primary corporate office is located. The Company made rent payments of approximately $1,600,000 to the partnership in fiscal 2005. Also during fiscal 2005, Christopher Cigarran, son of Chairman Thomas G. Cigarran, worked for the Company as Senior Director of Training and Organizational Development, receiving an aggregate salary and bonus of approximately $129,000 during fiscal 2005. Effective September 1, 2005, Christopher Cigarran was promoted to Senior Vice President of Human Resources and Organizational Development. In connection with his promotion, he received an option to purchase 20,000 shares of Common Stock at the fair market value on the date of grant and will receive a base salary of $200,000 for fiscal 2006. Also during fiscal 2005, Jeremy Stone, son of Robert E. Stone, Executive Vice President, worked for the Company as a Director in the Human Resources department, receiving an aggregate salary and bonus of approximately $80,000 during fiscal 2005. Effective December 15, 2005, Robert L. Chaput began serving as the Company’s Chief Information Officer and Executive Vice President. Mr. Chaput is the husband of the Company’s Chief Financial Officer and Executive Vice President, Mary Chaput. Mr. Chaput entered into an employment agreement with the Company, which was filed as an exhibit to a Form 8-K filed with the Commission on December 16, 2005, pursuant to which he will receive salary, bonus and equity incentives commensurate with the other executive vice presidents of the Company.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

      The Company’s Certificate of Incorporation provides for a staggered Board of Directors. Each director serves a three-year term or until his/her successor is elected and qualified. The three directors to be elected at the 2006 Annual Meeting of Stockholders will serve until the Annual Meeting of Stockholders in 2009 (the “Class III” directors), four directors currently serving on the Board of Directors will continue to serve until the Annual Meeting of Stockholders in 2007 (the “Class I” directors), and three directors currently serving on the Board of Directors will continue to serve until the Annual Meeting of Stockholders in 2008 (the “Class II” directors).

      Unless contrary instructions are received, shares of Common Stock of the Company represented by duly executed proxies will be voted in favor of the election of the nominees named below. If for any reason a nominee is unable to serve as a director, it is intended that the proxies solicited hereby will be voted for such substitute nominee as the Board of Directors of the Company may propose. The Board of Directors has no reason to expect that the nominees will be unable to serve, and therefore, at this time does not have any substitute nominees under consideration.

      A nominee for election must receive a plurality of the votes cast to be elected as a director. Stockholders have no right to vote cumulatively for directors, but rather each stockholder shall have one vote for each share of Common Stock held by such stockholder for each director.

      The following persons are the nominees for election to serve as Class III directors. All nominees are presently directors of the Company. Mr. Herr was previously elected by the stockholders, and Dr. Bisgard and Dr. England were appointed to the Board of Directors in June 2003 and September 2004, respectively. Certain information relating to the nominees, which has been furnished to the Company by the individuals named, is set forth below. The Board of Directors recommends a vote FOR each nominee.

Class of Director;
Annual Meeting
at Which
Name of Director	Term Will Expire	Background Information

Henry D. Herr	III; 2006	Mr. Herr, 59, has been a director of the Company since 1988. Mr. Herr served as Executive Vice President of Finance and Administration and Chief Financial Officer of the Company from September 1981 to October 2001. Mr. Herr is currently employed by the Company as an advisor on a part-time basis. Mr. Herr also is a director of AmSurg Corp.
Jay C. Bisgard, M.D.	III; 2006	Dr. Bisgard, 63, has been a director of the Company since June 2003. Dr. Bisgard served as Director of Health Services at Delta Air Lines, Inc. from January 1994 to April 2001. Prior to that, he served as the corporate medical director at Pacific Bell, GTE and ARCO. He retired from the U.S. Air Force in 1986 with the rank of colonel. He served as acting Deputy Assistant Secretary of Defense (Health Affairs) from 1981 to 1984. He is a fellow of the Aerospace Medical Association, the American College of Preventive Medicine, and the American College of Physician Executives.

Class of Director;
Annual Meeting
at Which
Name of Director	Term Will Expire	Background Information

Mary Jane England, M.D.	III; 2006	Dr. England, 67, has been a director of the Company since September 2004. Dr. England has served as President of Regis College in Weston, Massachusetts since July 2001. From 1990 to 2001, she served as President of the Washington Business Group on Health. Prior to 1990, she served as Vice President of Prudential Insurance Co., Associate Dean at the John F. Kennedy School of Government at Harvard, Commissioner of Social Services, and Associate Commissioner of Mental Health in Massachusetts. She serves on the board of directors of NSF International.

      The following seven persons currently are members of the Board of Directors and will continue in their present positions after the Annual Meeting. The following persons are not nominees, and stockholders are not being asked to vote for them. Certain information relating to the following persons has been furnished to the Company by the individuals named.

Class of Director;
Annual Meeting
at Which
Name of Director	Term Will Expire	Background Information

Frank A. Ehmann	I; 2007	Mr. Ehmann, 71, has been a director of the Company since 1991. Mr. Ehmann was a partner of RCS Health Care Partners Ltd., an affiliate of Robertson Stephens Co., from 1990 to 1994. From 1987 to 1989, he was President and Chief Operating Officer of United Stationers, Inc. He served as President and Co-Chief Operating Officer of Baxter Travenol Laboratories, Inc. from 1986 to 1987, and as President and Chief Operating Officer of American Hospital Supply Corporation in 1985, when it merged with Baxter Travenol.
William C. O’Neil, Jr.	I; 2007	Mr. O’Neil, 71, has served as a director of the Company since 1985. From 1989 to 1999, Mr. O’Neil was the Chairman, President and Chief Executive Officer of ClinTrials Research, Inc., a pharmaceutical research services company. Prior thereto, Mr. O’Neil was Chairman, President and Chief Executive Officer of International Clinical Laboratories, Inc., a national laboratory testing company. Mr. O’Neil is also a director of Sigma Aldrich Corporation, American HomePatient, Inc and Advocat, Inc.

Class of Director;
Annual Meeting
at Which
Name of Director	Term Will Expire	Background Information

Ben R. Leedle, Jr.	I; 2007	Mr. Leedle, 44, has served as director of the Company since August 2003, and as Chief Executive Officer of the Company since September 2003. Mr. Leedle has served as President of the Company from May 2002 to present. Mr. Leedle served as Chief Operating Officer of the Company from September 1999 to August 2003, Executive Vice President of the Company from September 1999 to May 2002, and as Senior Vice President of Operations from September 1997 to September 1999.
Alison Taunton-Rigby, Ph.D.	I; 2007	Dr. Taunton-Rigby, 61, has been a director of the Company since November 2005. Dr. Taunton-Rigby is the founder and has served as the Chief Executive Officer of RiboNovix, Inc., a private biotechnology company, since 2003. From 2001 to 2003, she served as the Chief Executive Officer of CMT, Inc., a private medical device company. From 1995 to 2000, Dr. Taunton-Rigby served as the Chief Executive Officer of Aquila Biopharmaceuticals, Inc., (Cambridge Biotech Corporation) a publicly-traded biotechnology company. She serves on the boards of directors of The RiverSource Funds, Abt Associates and Idera Pharmaceuticals, Inc. Dr. Taunton-Rigby also serves on the board of The Children’s Hospital, Boston.
Thomas G. Cigarran	II; 2008	Mr. Cigarran, 63, has served as Chairman of Company since August 1988 and as a director since 1981. Mr. Cigarran served as Chief Executive Officer of the Company from August 1988 to September 2003. Mr. Cigarran served as President of the Company from September 1981 to June 2001. Mr. Cigarran also serves as chairman of the Board of Directors of AmSurg Corp.
C. Warren Neel, Ph.D.	II; 2008	Dr. Neel, 67, has been a director of the Company since October 1991. Dr. Neel is currently Executive Director of the Center for Corporate Governance at the University of Tennessee. He served as the Commissioner of Finance and Administration for the State of Tennessee from July 2000 until February 2003. He served as Dean of the College of Business Administration at The University of Tennessee in Knoxville from 1977 to 2002. Dr. Neel is also a director of Saks, Inc. where he serves as chair of the audit committee.

Class of Director;
Annual Meeting
at Which
Name of Director	Term Will Expire	Background Information

John W. Ballantine	II; 2008	Mr. Ballantine, 59, has been a director of the Company since June 2003. Mr. Ballantine served as Executive Vice President and Chief Risk Management Officer of First Chicago NBD Corporation from 1996 until 1998. Mr. Ballantine currently serves as Chairman of the financial services advisory group for Glencoe Capital, a private equity firm, and a member of the Board of Trustees of Window to the World Communications, Inc. He also serves as a director of Scudder Funds, First Oak Brook Bancshares, and Portland General Electric and PrismaEnergy International (wholly-owned subsidiaries of Enron Corporation).

PROPOSAL NO. 2

AMENDMENT TO CERTIFICATE OF INCORPORATION

TO CHANGE THE COMPANY’S NAME

      On November 11, 2005, the Board of Directors unanimously approved and recommended that its stockholders approve an amendment to Article FIRST of the Company’s Restated Certificate of Incorporation, as amended. The amendment to Article FIRST would change the name of the Company from American Healthways, Inc. to “Healthways, Inc.” If this proposal is approved by the stockholders at the 2006 Annual Meeting, the amendment to Article FIRST will become effective upon the filing of a Certificate of Amendment with the Secretary of State of Delaware, which filing is expected to take place shortly after the Annual Meeting. The Board of Directors believes that it is in the best interests of the Company and all of its stockholders to amend the Certificate of Incorporation as described above.

      Article FIRST of the Certificate of Incorporation, in its entirety and as amended by the proposed amendment, is set forth below.

      “FIRST: The name of the corporation (hereinafter called the “Corporation”) is Healthways, Inc.”

      The Board of Directors believes that as the Company strengthens its emphasis on international business opportunities, while continuing to focus on domestic business opportunities, the name “Healthways, Inc.” will better reflect the Company’s business strategies and opportunities and will receive better market recognition and acceptance than its current name.

      The amendment to the Certificate of Incorporation requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon at the meeting, assuming a quorum is present. The Board of Directors recommends a vote FOR approval of the amendment to the Certificate of Incorporation.

PROPOSAL NO. 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      Under the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder, the NASDAQ listing standards, and the Company’s Audit Committee Charter, as amended, the Audit Committee has the sole responsibility and authority to appoint the Company’s independent auditors. The Audit Committee, comprised of independent members of the Board of Directors, has appointed Ernst & Young LLP, an independent registered public accounting firm, to be the independent auditors of the Company for the fiscal year ending August 31, 2006. Although ratification by stockholders is not a prerequisite to the Audit Committee’s appointment of Ernst & Young LLP, the Board of Directors considers the selection of the independent auditor to be an important matter of stockholder concern and therefore, as a matter of good corporate governance, requests stockholder ratification of this action. In taking this action, the Audit Committee considered the qualifications of Ernst & Young LLP, the past performance of Ernst & Young LLP since its retention in 2002, its independence with respect to the services to be performed and its qualifications and general adherence to professional auditing standards. The Company has been informed that representatives of Ernst & Young LLP plan to attend the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to questions by the stockholders.

      If the appointment of Ernst & Young LLP is not ratified by the stockholders, the Audit Committee is not obligated to appoint other independent public accountants, but will reconsider the appointment. However, even if the appointment of Ernst & Young LLP is ratified, the Audit Committee, in its discretion, may select a different independent public accountant at any time during fiscal 2006 if it determines that such a change would be in the best interests of the Company and its stockholders.

      Each of the Audit Committee and the Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.

Principal Accounting Fees and Services

      The aggregate fees billed for each of the last two fiscal years for professional services rendered to the Company by its professional accountants are shown in the table below.

      In fiscal 2004, Audit-Related Fees primarily included services pertaining to the Company’s implementation of Section 404 of the Sarbanes-Oxley Act of 2002. In fiscal 2005, Audit-Related Fees primarily included services pertaining to the Company’s Registration Statement on Form S-8. Tax Fees in fiscal 2004 and 2005 primarily included tax planning and advice, tax compliance, and review of federal tax returns. In fiscal 2004, All Other Fees include actuarial advisory services.

	Fiscal Year Ended August 31,

Type of Service	2005	2004

Audit Fees	$485,275	$218,775
Audit-Related Fees	28,500	166,139	(1)
Tax Fees — Compliance & Preparation	9,998	8,095	(1)(2)
Tax Fees — All Other	51,771	94,304	(1)(2)
All Other Fees	—	23,287	(1)

Total	$575,544	$510,600	(1)

(1)	Includes certain amounts previously reported as fiscal 2003 fees that have been reclassified as fiscal 2004 fees to reflect the dates on which they were actually billed.

(2)	Includes a reclass of approximately $8,100 from “Tax Fees — All Other” to “Tax Fees — Compliance & Preparation” for comparability with current year fees. The reclass consists of fees for the review of the fiscal year 2003 federal income tax return.

      The Audit Committee has considered and concluded that the provision of the non-audit services is compatible with maintaining auditor independence.

      The Audit Committee has adopted policies and procedures for pre-approving all audit and permissible non-audit services performed by Ernst & Young LLP, its independent registered public accounting firm. The Audit Committee may delegate its responsibility to pre-approve services to be performed by its independent registered public accounting firm to one or more of its members, but the Audit Committee may not delegate its pre-approval authority to management.

      Under these policies, the Audit Committee pre-approves the use of audit and audit-related services following approval of the independent registered public accounting firm’s engagement. Tax and other non-audit services that are not prohibited services, provided that those services are routine and recurring services, and would not impair the independence of the independent registered public accounting firm, may also be performed by the independent registered public accounting firm if those services are pre-approved by the Audit Committee. Pre-approval fee levels for all services to be provided by the independent registered public accounting firm will be established periodically by the Audit Committee. The independent registered public accounting firm must provide detailed back-up documentation to the Audit Committee for each proposed service. The Audit Committee has pre-approved all audit and non-audit services provided by Ernst & Young LLP.

      Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report of the Audit Committee shall not be incorporated by reference into any such filings.

Audit Committee Report

      The Audit Committee of the Board of Directors is composed of four directors who are independent directors as defined under the applicable law and NASDAQ listing standards. In accordance with its written charter adopted by the Board of Directors, the Audit Committee of the Board of Directors assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting process and systems of internal controls of the Company. During fiscal 2005, the Audit Committee met twelve times. The Audit Committee discussed the interim financial information contained in each quarterly earnings announcement and Quarterly Report on Form  10-Q with the Chief Financial Officer of the Company and the Company’s independent registered public accounting firm prior to public release of that information. On several occasions during fiscal year 2005, the Audit Committee reviewed with the Company’s independent registered public accounting firm, and with its internal audit department, management’s process to assess the adequacy of the Company’s system of internal control over financial reporting, the framework used to make the assessment, and management’s conclusions on the effectiveness of the Company’s internal control over financial reporting.

      The Board of Directors has determined that each member of the Audit Committee qualifies as an “audit committee financial expert,” as defined by the regulations of the Commission.

      In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent registered public accounting firm a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with the independent registered public accounting firm the Company’s internal control assessment process, management’s assessment with respect thereto and the independent registered public accounting firm’s evaluation of the Company’s system of internal control over financial reporting. The Audit Committee reviewed with the independent registered public accounting firm their fees, audit plans, audit scope, and identification of audit risks.

      The Audit Committee discussed and reviewed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communications with Audit Committees” and discussed and reviewed the results of the independent registered public accounting firm’s examination of the financial statements.

      The Audit Committee reviewed and discussed the audited financial statements of the Company as of and for the fiscal year ended August 31, 2005 with management and the independent registered public accounting firm. Management has the responsibility for the preparation of the Company’s financial statements, and the independent registered public accounting firm has the responsibility for the audit examination of those statements.

      Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended August 31, 2005, for filing with the Commission.

      The Board of Directors has adopted a Restated Charter of the Audit Committee, which is available on the Company’s website at www.americanhealthways.com. The Audit Committee reviews and reassesses the adequacy of the Restated Charter annually.

Respectfully submitted,

John W. Ballantine, Chairman
Frank A. Ehmann
William C. O’Neil, Jr.
Jay C. Bisgard, M.D.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table provides information as to annual, long term and other compensation during fiscal years 2005, 2004 and 2003 for the Company’s Chief Executive Officer and each of the four most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers on August 31, 2005 (collectively, the “Named Executive Officers”).

		Annual Compensation		Long Term Compensation

				Awards		Payouts

				Restricted	Securities
				Stock Awards	Underlying	LTIP Payouts	All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)	($)(1)	Options (#)	($)(2)	Compensation(3)

Ben R. Leedle, Jr.	2005	$500,000	$300,000	$357,152	335,798	$136,755	$105,881	(4)
President and	2004	425,000	—	—	300,000	—	98,781	(5)
Chief Executive Officer	2003	347,000	122,945	—	300,000	—	83,727	(6)

Donald B. Taylor	2005	330,000	148,500	134,707	13,501	47,044	69,975	(7)
Executive Vice President and	2004	288,117	—	—	125,000	—	69,675	(8)
Chief Operating Officer	2003	245,619	86,624	—	50,000	—	57,424	(9)

Matthew E. Kelliher	2005	320,000	144,000	130,630	13,092	50,680	102,976	(10)
Executive Vice President	2004	311,987	—	—	65,000	—	103,278	(11)
	2003	—	—	—	—	—	—

James E. Pope, M.D.	2005	300,000	135,000	122,477	12,274	47,261	73,970	(12)
Executive Vice President and	2004	242,901	35,000	—	125,000	—	81,498	(13)
Chief Medical Officer	2003	—	—	—	—	—	—

Thomas G. Cigarran	2005	425,000	—	—	—	—	12,768	(14)
Chairman of the	2004	425,000	—	—	—	—	99,174	(15)
Board of Directors	2003	435,000	154,561	—	120,000	—	101,840	(16)

(1)	As of August 31, 2005, the Named Executive Officers’ aggregate holdings of Restricted Stock Units (“RSUs”) of the Company and the market value of such units were as follows: Mr. Leedle held 8,235 RSUs valued at $359,870; Mr. Taylor held 3,106 RSUs valued at $135,732; Mr. Kelliher held 3,012 RSUs valued at $131,624; and Dr. Pope held 2,824 RSUs valued at $123,409. Each of the RSUs vests 100% on the fourth anniversary of the date of grant.

(2)	Represents performance-based awards paid in cash. Effective August 2005, the Company began granting performance cash awards to its executive officers based on the Company’s average earnings per share growth over the three most recent fiscal years.

(3)	Includes $3,600 per year automobile allowance for each Named Executive Officer other than Dr. Pope, whose allowance was $3,000 in fiscal 2004.

(4)	Includes $95,715 based on fiscal 2005 performance to be contributed by the Company to the Company’s Corporate and Subsidiary Officer Capital Accumulation Plan (the “Capital Accumulation Plan”) on December 31, 2005 on behalf of Mr. Leedle and $6,566 contributed by the Company to the Company’s Retirement Savings Plan (the “401(k) Plan”) on behalf of Mr. Leedle.

(5)	Includes $88,594 based on fiscal 2004 performance contributed by the Company to the Capital Accumulation Plan on December 31, 2004 on behalf of Mr. Leedle and $6,587 contributed by the Company to the 401(k) Plan on behalf of Mr. Leedle.

(6)	Includes $74,055 based on fiscal 2003 performance contributed by the Company to the Capital Accumulation Plan on December 31, 2003 on behalf of Mr. Leedle and $6,072 contributed by the Company to the 401(k) Plan on behalf of Mr. Leedle.

(7)	Includes $59,807 based on fiscal 2005 performance to be contributed by the Company to the Capital Accumulation Plan on December 31, 2005 on behalf of Mr. Taylor and $6,568 contributed by the Company to the 401(k) Plan on behalf of Mr. Taylor.

(8)	Includes $59,488 based on fiscal 2004 performance contributed by the Company to the Capital Accumulation Plan on December 31, 2004 on behalf of Mr. Taylor and $6,587 contributed by the Company to the 401(k) Plan on behalf of Mr. Taylor.

(9)	Includes $48,749 based on fiscal 2003 performance contributed by the Company to the Capital Accumulation Plan on December 31, 2003 on behalf of Mr. Taylor and $5,075 contributed by the Company to the 401(k) Plan on behalf of Mr. Taylor.

(10)	Includes $55,974 based on fiscal 2005 performance to be contributed by the Company to the Capital Accumulation Plan on December 31, 2005 on behalf of Mr. Kelliher, $6,752 contributed by the Company to the 401(k) Plan on behalf of Mr. Kelliher and $36,650 of apartment rent reimbursement paid to Mr. Kelliher by the Company.

(11)	Includes $60,725 based on fiscal 2004 performance contributed by the Company to the Capital Accumulation Plan on December 31, 2004 on behalf of Mr. Kelliher, $4,503 contributed by the Company to the 401(k) Plan on behalf of Mr. Kelliher and $34,450 of apartment rent reimbursement paid to Mr. Kelliher by the Company.

(12)	Includes $52,455 based on fiscal 2005 performance to be contributed by the Company to the Capital Accumulation Plan on December 31, 2005 on behalf of Dr. Pope, $10,400 of relocation expense reimbursement paid to Dr. Pope by the Company and $7,515 contributed by the Company to the 401(k) Plan on behalf of Dr. Pope.

(13)	Includes $55,976 based on fiscal 2004 performance contributed by the Company to the Capital Accumulation Plan on December 31, 2004 on behalf of Dr. Pope, $18,809 of relocation expense reimbursement paid to Dr. Pope by the Company and $3,713 contributed by the Company to the 401(k) Plan on behalf of Dr. Pope.

(14)	Includes $2,347 of life insurance premiums paid by the Company and $6,821 contributed by the Company to the 401(k) Plan on behalf of Mr. Cigarran.

(15)	Includes $85,125 based on fiscal 2004 performance contributed by the Company to the Capital Accumulation Plan on December 31, 2004 on behalf of Mr. Cigarran, $3,520 of life insurance premiums paid by the Company and $6,929 contributed by the Company to the 401(k) Plan on behalf of Mr. Cigarran.

(16)	Includes $87,963 based on fiscal 2003 performance contributed by the Company to the Capital Accumulation Plan on December 31, 2003 on behalf of Mr. Cigarran, $3,520 of life insurance premiums paid by the Company and $6,757 contributed by the Company to the 401(k) Plan on behalf of Mr. Cigarran.

Option Grants Table

      The following table provides information as to options granted to the Named Executive Officers during fiscal 2005. No separate stock appreciation rights (“SARs”) were granted during fiscal 2005.

Option Grants in Last Fiscal Year

					Potential Realizable Value at
					Assumed Annual Rates of
	Number of				Stock Price Appreciation for
	Securities	% of Total	Exercise		Option Term
	Underlying	Options Granted	or Base
	Options	to Employees in	Price	Expiration
Name	Granted (#)(1)	Fiscal Year	($/Sh)	Date	5% ($)	10% ($)

Ben R. Leedle, Jr.	335,798 (2)	45.51%	$43.44	8/24/2012	$5,938,400	$13,838,998
Donald B. Taylor	13,501	1.83%	43.44	8/24/2012	238,758	556,407
Matthew E. Kelliher	13,092	1.77%	43.44	8/24/2012	231,525	539,551
James E. Pope, M.D.	12,274	1.66%	43.44	8/24/2012	217,059	505,839
Thomas G. Cigarran	—	—	—	—	—	—

(1)	All options granted to the Named Executive Officers during fiscal 2005 vest 100% on the fourth anniversary of the date of grant and are subject to the stock retention guidelines discussed on page 6 of this Proxy Statement. If there is a change in control or if the Board of Directors or the Compensation Committee determines that there is a potential change in control (as defined in the 1996 Stock Incentive Plan (the “1996 Plan”)), any stock options which are not then exercisable, in the sole discretion of the Board of Directors, may become fully exercisable and vested, and stock options will, unless otherwise determined by the Compensation Committee in its sole discretion, be cashed out on the basis of the change in control price, as defined in the 1996 Plan.

(2)	In August 2005, Mr. Leedle received the third and final grant of 300,000 options in connection with his appointment as Chief Executive Officer. See “Compensation Committee Report — Compensation of Chief Executive Officer” for additional discussion of the options granted to Mr. Leedle in connection with his appointment as Chief Executive Officer.

Aggregated Option Exercises in Last Fiscal Year and FY-End Options Values

      The following table provides information as to options exercised by the Named Executive Officers during fiscal 2005. None of the Named Executive Officers has held or exercised separate SARs. In addition, this table includes the number of shares covered by both exercisable and unexercisable stock options as of August 31, 2005. Also reported are the values for “in the money” options, which represent the positive spread between the exercise price of existing stock options and the fiscal year end price of the Company’s Common Stock.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options
			Options at Fiscal Year-End		at Fiscal Year-End ($)(1)
	Shares
	Acquired on	Value
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Ben R. Leedle, Jr.	—	—	528,376	873,298	$17,835,484	$12,254,307
Donald B. Taylor	—	—	155,000	173,501	4,653,050	3,944,610
Matthew E. Kelliher	—	—	10,000	68,092	258,100	1,211,954
James E. Pope, M.D.	—	—	25,000	112,274	550,750	2,089,691
Thomas G. Cigarran	—	—	273,750	125,000	9,383,738	4,077,000

(1)	Based upon the 4:00 p.m. closing bid price of the Company’s Common Stock on The NASDAQ Stock Market on August 31, 2005 of $43.70 per share.

Directors Compensation

      Directors who are officers or employees of the Company receive no compensation, as such, for serving as members of the Board of Directors.

      During fiscal 2005, directors who were not officers or employees of the Company (“Outside Directors”) each received a $20,000 annual cash retainer. For fiscal 2006, the Board of Directors has approved an increase in the annual cash retainer to $25,000. In addition for fiscal 2006, each Outside Director receives an additional $3,000 for each non-regularly scheduled meeting attended. In addition, pursuant to the 1996 Plan, Outside Directors who had served as directors of the Company for at least 12 months each received an option to purchase 5,000 shares of Common Stock, which was awarded on the date of the 2005 Annual Meeting of Stockholders. Dr. England was appointed to the Board of Directors in September 2004 and thus had not served as a director of the Company for at least 12 months on the date of the 2005 Annual Meeting of Stockholders. Pursuant to the 1996 Plan, in September 2004 she was granted an option to purchase 15,000 shares of Common Stock on the date of her initial appointment to the Board of Directors. Likewise, Dr. Taunton-Rigby was appointed to the Board of Directors in November 2005, and pursuant to the 1996 Plan, she was granted an option to purchase 15,000 shares of Common Stock on the date of her appointment to the Board of Directors.

      In addition to the cash retainer and option grants discussed above, committee chairmen received $4,500 ($7,500 for fiscal 2006) for each Audit Committee meeting attended and $4,000 ($6,000 for fiscal 2006) for each Compensation Committee or Nominating and Corporate Governance Committee meeting attended. Other Outside Directors received $2,500 ($3,000 for fiscal 2006) for each Audit Committee meeting attended and $2,000 ($3,000 for fiscal 2006) for each Compensation Committee or Nominating and Corporate Governance Committee meeting attended. In addition, Outside Directors receive $3,000 for each education meeting attended (provided that such meeting has a duration of at least three hours).

      Prior to fiscal 2002, Henry Herr was an executive officer and director of the Company and served as Chief Financial Officer. During fiscal 2005, Mr. Herr served as a part-time employee of the Company, providing it with advisory services with respect to ongoing business issues and special projects, and was paid $100,000 pursuant to an Employment Agreement between Mr. Herr and the Company dated November 20, 2001, as amended October 7, 2005.

Employment Agreements

      The Company has employment agreements with all of its executive officers.

      The Company’s employment agreement with Mr. Leedle, the Company’s President and Chief Executive Officer, currently expires in August 2008, but contains a provision that automatically extends the term for one year on each successive anniversary date of the agreement (so that the term of the agreement will always be three years) unless canceled by the Company. The agreement provides that if the Company terminates the employment of Mr. Leedle without “just cause” (as defined in the agreement) prior to a “Change of Control” (as defined in the agreement), he will receive his base salary, reduced by any salary earned from another employer, monthly for the greater of two years or the remaining term of the agreement, plus certain benefits. If Mr. Leedle is terminated without just cause after a Change of Control or if Mr. Leedle terminates the agreement for “Good Reason” (as defined in the agreement) within 12 months following a Change of Control of the Company, he will receive a lump sum payment in the amount of his base salary for the greater of two years or the remaining term of the agreement, plus certain benefits if terminated without just cause following a Change of Control. In addition, the agreement provides that if Mr. Leedle terminates the agreement for any reason following a Change of Control of the Company, he will receive a lump sum payment in the amount of his base salary for the greater of one year or one-half of the remaining term of the agreement. In the event Mr. Leedle dies, is terminated for just cause or voluntarily terminates his employment (other than for Good Reason or following a Change of Control), the Company would not be obligated to pay any amounts, except earned but unpaid base salary and, in the case of death, any amounts due under the Company’s life insurance policies and other plans as they relate to benefits following death. The agreement also provides that in the event Mr. Leedle is terminated due to a disability, such termination will be treated as a termination without just cause and Mr. Leedle will be entitled to the payments described above. The agreement contains restrictive provisions relating to the use of confidential information and competing against the Company during the term of employment and continuing during the period while any amounts are being paid to Mr. Leedle and, prior to a Change of Control, or after a Change of Control if Mr. Leedle terminates his employment for any reason, for a period of one year thereafter. In addition, Mr. Leedle agrees not to solicit any customers or employees of the Company during the term of employment and continuing during the period while any amounts are being paid to Mr. Leedle and for a period of one year thereafter. The agreement expires in all respects on the date Mr. Leedle becomes 65 years of age.

      The Company’s employment agreement, as amended and restated, with Mr. Cigarran, the Company’s Chairman, currently expires in August 2006. The agreement is renewable, however, for an additional five years at Mr. Cigarran’s option upon an “Acquisition” (as defined in the agreement) of the Company and provides that upon such an Acquisition, Mr. Cigarran may resign and receive a lump sum payment of up to 30 months of base salary. The agreement provides that if the Company terminates the employment of Mr. Cigarran without “just cause” (as defined in the agreement), which includes a constructive termination following a significant change in location, duties or title, he will receive his base salary, reduced by any salary earned from another employer, monthly for the greater of two years or the remaining term of the agreement, plus certain benefits. In the event Mr. Cigarran is terminated due to a disability, such termination will be treated as a termination without just cause and Mr. Cigarran will be entitled to the payments described above. In the event Mr. Cigarran dies, is terminated for just cause or voluntarily terminates his employment (other than following an Acquisition or in the case of a constructive termination described above), the Company would not be obligated to pay any amounts, except earned but unpaid base salary and, in the case of death, any amounts due under the Company’s life insurance policies and other plans as they relate to benefits following death. Under the agreement, the Company is required to purchase a term life insurance policy on Mr. Cigarran’s life in a minimum amount of $500,000, which is payable to Mr. Cigarran’s estate or beneficiaries upon his death. The agreement contains restrictive provisions relating to the use of confidential information, competing against the Company and soliciting the Company’s customers and employees during the term of employment and continuing during the period while any amounts are being paid to Mr. Cigarran and for a period of one year thereafter. The agreement expires in all respects on the date Mr. Cigarran becomes 65 years of age.

      In connection with Mr. Cigarran’s retirement as the Chief Executive Officer of the Company, Mr. Cigarran and the Company agreed that beginning in fiscal 2005, Mr. Cigarran would no longer participate in the Company’s bonus plans or the Company’s Capital Accumulation Plan. In addition, beginning in fiscal 2006, Mr. Cigarran agreed to reduce his salary to one-half the amount of his fiscal 2005 salary. For both fiscal 2005 and 2006, Mr. Cigarran remains eligible to participate in the Company’s health, life and disability insurance plans.

      The Company’s employment agreement with Mr. Taylor, the Company’s Executive Vice President and Chief Operating Officer, expires in February 2006 but contains a provision that automatically extends the term for one year on each successive anniversary date of the agreement (so that the term of the agreement will always be one year) unless canceled by the Company. The agreement provides that if Mr. Taylor is terminated without “just cause” (as defined in the agreement), the Company elects not to extend Mr. Taylor’s employment or Mr. Taylor terminates the agreement for any reason within 12 months following a “Change in Control” (as defined in the agreement) of the Company, he will receive his base salary monthly for the greater of one year or the remaining term of the agreement, plus certain benefits. In the event Mr. Taylor dies, is terminated for just cause or voluntarily terminates his employment (other than following a Change in Control), the Company would not be obligated to pay any amounts, excepted earned but unpaid base salary and, in the case of death, any amounts due under the Company’s life insurance policies and other plans as they relate to benefits following death. The agreement also provides that in the event Mr. Taylor is terminated due to a disability, such termination will be treated as a termination without just cause and Mr. Taylor will be entitled to the payments described above. The agreement contains restrictive provisions relating to the use of confidential information, competing against the Company and soliciting customers and employees of the Company during the term of employment and continuing during the period while any amounts are being paid to Mr. Taylor and for a period of one year thereafter. The agreement expires in all respects on the date Mr. Taylor becomes 65 years of age.

      The Company’s employment agreement with Mr. Kelliher, the Company’s Executive Vice President, International Business, currently expires in August 2006, but contains a provision that automatically extends the term for one year on each successive anniversary date of the agreement (so that the term of the agreement will always be one year) unless canceled by the Company. The agreement provides that if (i) Mr. Kelliher is terminated without “just cause” (as defined in the agreement), (ii) the Company elects not to extend Mr. Kelliher’s employment, (iii) Mr. Kelliher terminates the agreement as a result of the Company breaching any provision of the agreement and not curing that breach within 30 days of Mr. Kelliher’s written notice or (iv) Mr. Kelliher terminates the agreement for any reason within 12 months following a “Change in Control” (as defined in the agreement) of the Company or a “Change in Responsibility” (as defined in the agreement), he will receive his base salary monthly for one year, plus certain benefits. In the event Mr. Kelliher is terminated for just cause, the Company shall have no further obligation to him. In the event Mr. Kelliher dies or resigns for any reason (other than following a Change in Control or Change in Responsibility as discussed above), the Company shall pay Mr. Kelliher all earned but unpaid base salary, all accrued but unused vacation and sick time and all amounts due to him under the Company’s benefit plans and, in the case of death, any amounts due under the Company’s life insurance policies and other plans as they relate to benefits following death. The agreement also provides that in the event Mr. Kelliher is terminated due to a disability, such termination will be treated as a termination without just cause and Mr. Kelliher will be entitled to the payments described above. The agreement contains restrictive provisions relating to the use of confidential information, competing against the Company and soliciting customers and employees of the Company during the term of employment and continuing during the period while any amounts are being paid to Mr. Kelliher and for a period of one year thereafter. The agreement expires in all respects on the date Mr. Kelliher becomes 65 years of age.

      The Company’s employment agreement with Dr. Pope, the Company’s Executive Vice President and Chief Medical Officer, currently expires in October 2006, but contains a provision that automatically extends the term for one year on each successive anniversary date of the agreement (so that the term of the agreement will always be one year) unless canceled by the Company. The agreement provides that if Dr. Pope is terminated without “just cause” (as defined in the agreement), the Company elects not to extend Dr. Pope’s employment or Dr. Pope terminates the agreement within 30 days of an event that provides “Good Reason for Termination” (as defined in the agreement), he will receive his base salary monthly for the greater of one year or the remaining term of the agreement, plus certain benefits. If Dr. Pope terminates the agreement for any reason within 12 months following a “Change in Control” (as defined in the agreement) of the Company, he will receive his base salary monthly for two years, plus certain benefits. In the event Dr. Pope is terminated for “just cause,” dies or resigns for any reason (other than following a Change in Control or due to a Good Reason for Termination as described above), the Company will not be obligated to pay any amounts, except earned but unpaid base salary and, in the case of death, any amounts due under the Company’s life insurance policies and other plans as they relate to benefits following death. The agreement also provides that in the event Dr. Pope is terminated due to a disability, such termination will be treated as a termination without just cause and Dr. Pope will be entitled to the payments described above. The agreement contains restrictive provisions relating to the use of confidential information, competing against the Company and soliciting customers and employees of the Company during the term of employment and continuing during the period while any amounts are being paid to Dr. Pope and for a period of one year thereafter. The agreement expires in all respects on the date Dr. Pope becomes 65 years of age.

Compensation Committee Interlocks and Insider Participation

      During fiscal 2005, the Compensation Committee of the Board of Directors was composed of Messrs. Ehmann and Ballantine, Dr. Bisgard, Dr. Neel and Dr. England. None of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. In addition, there are no relationships among the Company’s executive officers, members of the Compensation Committee or entities whose executives serve on the Board of Directors or the Compensation Committee that require disclosure under applicable Commission regulations.

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report of the Compensation Committee shall not be incorporated by reference into any such filings.

Compensation Committee Report

      The Compensation Committee of the Company’s Board of Directors approves and recommends to the “independent” directors the compensation of the Company’s executive officers. Each member of the Compensation Committee is independent as defined by applicable law and the NASDAQ listing standards. It is the responsibility of the Compensation Committee to determine whether in its judgment the executive compensation policies are reasonable and appropriate, meet their stated objectives and effectively serve the best interests of the Company and its stockholders.

Compensation Philosophy and Policies for Executive Officers

      The Compensation Committee believes that the primary objectives of the Company’s executive compensation policies should be:

•	to attract, retain and motivate talented executives by providing overall compensation that is performance-based, externally competitive and internally equitable;

•	to provide appropriate incentives for executives to work toward the achievement of the Company’s annual financial performance and business goals based on the Company’s annual budget; and

•	to closely align the interests of executives with those of stockholders and the long-term interests of the Company by providing a combination of long-term equity-based incentive compensation along with performance-based cash awards.

      The Compensation Committee believes that the Company’s executive compensation policies should be reviewed annually in light of the Company’s financial performance, its annual budget and its position within the health care services industry, as well as the compensation policies of similar companies in the health care services industry. The compensation of individual executives should then be reviewed annually by the Compensation Committee in light of its executive compensation policies for that year.

      During fiscal 2005, the Compensation Committee engaged an independent executive compensation consultant and, together with the Board of Directors, examined the Company’s overall compensation and benefits program, in particular the Company’s long-term incentive compensation benefits. Historically the Company’s long-term incentive compensation consisted almost entirely of stock option grants. Based on a number of factors, the Compensation Committee determined that it was appropriate to adjust the program so that executives would be eligible to receive a combination of stock options, restricted stock units and performance-based cash awards, the amounts of which would vary with Company and individual performance and according to the level of responsibility.

      The Compensation Committee periodically reviews executive compensation for other health care services companies. Some of the companies the Compensation Committee reviews are included among the composite group used in the Performance Graph presented in this proxy statement, consisting of the Center for Research in Security Prices Index (“CRSP”) for NASDAQ Stock Market and the CRSP Index for NASDAQ Health Services Stocks. In light of factors that are unique to the Company, the Compensation Committee believes that, while the Company competes generally with such other health care service companies, the position of the

Company as a leading provider of health and care support services for health plans in the United States provides unique circumstances. These differences are important factors that the Compensation Committee expects to consider in determining executive compensation and in analyzing financial performance.

      The Compensation Committee believes that in addition to corporate performance, it is appropriate in setting and reviewing executive compensation to consider the level of experience and responsibilities of each executive as well as the personal contributions a particular individual may make to the success of the corporate enterprise. Qualitative factors such as leadership skills, analytical skills, organization development, public affairs and civic involvement are deemed to be important qualitative factors to take into account in considering levels of compensation. No relative weight is assigned to these qualitative factors, which are applied subjectively by the Compensation Committee.

Compensation of Named Executive Officers

      The Compensation Committee believes that the compensation of executive officers should be comprised of base compensation, annual incentive compensation and intermediate and long-term compensation and has applied the policies described herein to fiscal 2005 compensation for executive officers as described below.

      Base Compensation. In determining whether an increase in base compensation for the executive officers was appropriate for fiscal 2005, the Compensation Committee reviewed recommendations of management and consulted with the Chief Executive Officer. The Compensation Committee determined on the basis of discussions with the Chief Executive Officer, its experience in business generally and with the Company specifically what it viewed to be appropriate levels of base compensation after taking into consideration the contributions of each executive and the performance of the Company. The Compensation Committee did not assign any relative weight to the quantitative and qualitative factors it applied in reaching its base compensation decisions. The minimum increase mandated by employment agreements with certain of the Company’s executive officers is the annual CPI increase.

      Annual Incentive Compensation. The Compensation Committee believes that compensation should primarily be linked to operating performance. To achieve this link with regard to short-term performance, the Compensation Committee for fiscal 2005 relied on cash bonuses awarded under the Annual Incentive Compensation Plan under which cash awards could be earned by the executive officers based upon a comparison of actual revenues and earnings per share of the Company and targeted revenues and earnings per share approved by the Compensation Committee for fiscal 2005 at the beginning of the fiscal year. Executive officers received an Annual Incentive Compensation plan award for fiscal 2005 equal to 45.0% of base salary.

      Intermediate and Long-Term Incentive Compensation. Stock options, contributions under the Company’s 401(k) Plan and contributions under the Company’s Capital Accumulation Plan have historically been the principal vehicles for payment of intermediate and long-term compensation. During fiscal 2005, while still maintaining the use of these vehicles, the Company also added restricted stock units and performance-based cash awards to its intermediate and long-term incentive compensation program. As part of the 401(k) Plan, which is based on a calendar year, the Company has provided a matching contribution of 52 cents for each dollar of the participant’s voluntary salary contributions up to 6% of base salary. The annual maximum participant voluntary salary contribution for 2005, as established by the U.S. Department of Labor, was $14,000. Approximately 29% of the Company matching contribution is in the form of Company Common Stock. All matching Company contributions to the 401(k) Plan vest once the executive officer has achieved five years of service with the Company and are payable pursuant to the provisions of the 401(k) Plan.

      Under the Company’s Capital Accumulation Plan, which is based on a calendar year, the Company makes contributions to the Capital Accumulation Plan on behalf of the executive officers that for calendar 2005 are based on (a) the executive officer’s voluntary salary deferrals into the Capital Accumulation Plan and (b) performance against targeted Company earnings per share for fiscal 2005 established prior to the start of the Capital Accumulation Plan year by the Compensation Committee. The portion of the Company’s contribution that is based on the executive officer’s voluntary salary deferrals provides that to the extent the executive officer cannot defer at least 6% of his/her base salary under the 401(k) Plan because of U.S. Department of Labor maximum contribution limits, then the executive officer can defer the difference between his/her actual deferral and 6% of his/her annual base salary into the Capital Accumulation Plan, and the Company will provide a matching contribution of 52% of the amount deferred. Each executive officer is also eligible to contribute up to an additional 4% of base salary into the Capital Accumulation Plan, but no matching contribution will be made by the Company for this portion of the salary deferral.

      With respect to the portion of the Capital Accumulation Plan contribution that is based on performance criteria for fiscal 2005 established by the Compensation Committee, executive officers were eligible to receive a Company contribution of between 5.0% and 20.0% of base salary for calendar 2005, provided that a minimum level of Company earnings per share for fiscal 2005 was attained. Awards are made as of December 31 of each year but are based on performance criteria for the fiscal year ended August 31 during that year. Therefore, the actual performance award under the Capital Accumulation Plan credited to executive officers during fiscal 2005 was an award of 18.5% of base salary earned during calendar 2004 based on performance during the fiscal year ended August 31, 2004. In addition, executive officers still employed by the Company as of December 31, 2005, will receive an award of 16.25% of base salary during that calendar year based on actual earnings per share achieved by the Company for fiscal 2005.

      The Company’s contributions to the Capital Accumulation Plan vest equally over four years, and vested amounts are paid out upon the earliest of (1) one year following an executive’s termination of employment, (2) death or disability or (3) a date selected at the beginning of each Capital Accumulation Plan year by the executive, but in no event will this selected date be earlier than four years from the beginning of the Capital Accumulation Plan year. Capital Accumulation Plan account balances earn interest at a rate equal to the prevailing prime rate of interest plus 1% as of November 1 of each year for the succeeding calendar year. The Capital Accumulation Plan is not funded and is carried as an unsecured obligation of the Company.

      The Compensation Committee considers that an integral part of the Company’s executive compensation program is an equity-based compensation plan that aligns executives’ long-range interests with those of the stockholders. This long-term incentive program is principally reflected in the 1991 Employee Stock Incentive Plan (the “1991 Plan”), the 1996 Plan and the Amended and Restated 2001 Stock Option Plan.

      The Company has no set policy as to when equity-based compensation should be awarded, although historically the Company has awarded equity-based compensation to its executive officers annually. The Compensation Committee believes that the Company should continue to make it a part of its regular executive compensation policies to consider granting awards of non-qualified stock options and restricted stock units to executive officers to provide long-term incentives as part of the compensation package that is reviewed annually for each executive officer. The Company’s stock option agreements generally have provided that stock options vested on an equal basis over a period of four years. However, effective August 24, 2004, all stock options granted thereafter under the 1996 Plan and the 2001 Plan, including those options granted to executive officers, will vest 100% on the fourth anniversary of the date of grant. In August 2005, in addition to stock options, the Company also began granting restricted stock units to its executive officers, which will vest 100% on the fourth anniversary of the date of grant. The exercise price of each stock option granted to executive officers is generally equal to the closing bid price on the date of grant. The Compensation Committee’s policy is that the material terms of stock options and restricted stock units for executive officers should not be amended after grant.

      The Compensation Committee believes that long-term equity-based incentive compensation should be structured so as to closely align the interests of the executive officers with the interests of the Company’s stockholders and, in particular, to provide only limited value in the event that the Company’s stock price fails to increase over time. The Compensation Committee determines the award of stock option and restricted stock unit grants to the executive officers and takes into account the recommendations of the Chief Executive Officer prior to approving annual awards of long-term equity-based incentive compensation to the other executive officers. These stock options and restricted stock units are granted in part to reward the senior executives for their long-term strategic management of the Company and also to motivate the executives to improve stockholder value by increasing the value of this component of their entire compensation. They also reflect the Compensation Committee’s objective to provide a greater portion of compensation for executives in the form of long-term equity-linked awards. Effective August 2005, the Company also grants performance-based cash awards to its executive officers based on the Company’s average earnings per share growth over the three most recent fiscal years.

Compensation of Chief Executive Officer

      The Compensation Committee believes that the compensation of the Chief Executive Officer is consistent with its general policies concerning executive compensation and is appropriate in light of the Company’s financial objectives and performance. Awards of intermediate and long-term incentive compensation to the Chief Executive Officer are considered concurrently with awards to other executive officers and follow the same general policies as such other intermediate and long-term incentive awards.

      In reviewing and approving Mr. Leedle’s fiscal 2005 compensation, the Compensation Committee subjectively took into account the Company’s performance in fiscal 2004 as well as the Company’s progress in developing its health and care support business. In light of these factors, the Compensation Committee determined that Mr. Leedle would receive an increase in his annual base compensation of 17.6%. Mr. Leedle received an Annual Incentive Compensation Plan award for fiscal 2005 of 60.0% of base salary, which was based on achievement of actual revenues and earnings per share compared to the same targeted revenues and earnings per share for fiscal 2005 as for other executive officers. Mr. Leedle received a Company performance contribution pursuant to the Capital Accumulation Plan for calendar 2004 equal to 18.5% of his base salary during that period of time (in addition to the fixed matching contribution required thereunder). In addition, he will receive a Company performance award pursuant to the Capital Accumulation Plan equal to 16.25% of his base salary earned during calendar 2005 (this award will not be contributed to his account until December 31, 2005) and a matching contribution of $6,566 to the Company’s 401(k) Plan on his behalf for the period September 1, 2004 through August 31, 2005. In addition, in connection with Mr. Leedle’s appointment as Chief Executive Officer effective September 1, 2003, the Compensation Committee determined it was appropriate to provide Mr. Leedle with three separate grants of options to purchase 300,000 shares of the Company’s Common Stock. Mr. Leedle received the first grant in September 2003 and the second grant in August 2004. In August 2005, Mr. Leedle received an option to purchase 300,000 shares of the Company’s Common Stock at an exercise price of $43.44 per share, representing the third and final grant of options in connection with Mr. Leedle’s appointment as Chief Executive Officer. All future equity-based incentive compensation awards to Mr. Leedle will be based on the equity-based compensation guidelines discussed above.

Compliance with Internal Revenue Code Section 162(m)

      Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), enacted as part of the Omnibus Budget Reconciliation Act of 1993, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the Chief Executive Officer and four other most highly compensated executive officers. Under IRS regulations, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Compensation Committee believes that all incentive compensation of the Company’s current executive officers will qualify as a tax deductible expense when paid. The Compensation Committee will continue to evaluate, however, whether it will approve annual compensation arrangements exceeding $1,000,000 and whether it will attempt to qualify any such amounts for deductibility under the federal tax laws.

Respectfully submitted,

Jay C. Bisgard, M.D., Chairman
John W. Ballantine
Frank A. Ehmann
C. Warren Neel, Ph.D.
Mary Jane England, M.D.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Commission. Officers, directors and greater than 10% stockholders are required by regulation of the Commission to furnish the Company with copies of all Section 16(a) forms they file.

      Based solely on a review of the Forms 3, 4 and 5 and amendments thereto and certain written representations furnished to the Company, the Company believes that during the fiscal year ended August 31, 2005, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, except for one late Form 4 filing made by each of Mr. Ballantine, Dr. Bisgard, Mr. Ehmann, Dr. Neel and Mr. O’Neil in March 2005 each relating to one transaction in January 2005, and one late Form 4 filing made by each of Dr. Neel and Mr. O’Neil in June 2005 each relating to one transaction in January 2005.

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Performance Graph shall not be incorporated by reference into any such filings.

Performance Graph

      The following graph compares the total stockholder return of $100 invested on August 31, 2000 in (a) the Company, (b) the CRSP Index for NASDAQ Stock Market (U.S. Companies) (“NASDAQ U.S. Stocks”) and (c) the CRSP Index for NASDAQ Health Services Stocks (“NASDAQ Health Services”), assuming the reinvestment of all dividends.

	8/31/2000	8/31/2001	8/30/2002	8/29/2003	8/31/2004	8/31/2005

AMHC	100.0	525.0	426.8	877.0	1,350.0	2,185.0
NASDAQ U.S. Stocks	100.0	42.8	31.4	43.2	44.0	51.7
NASDAQ Health Services	100.0	134.2	116.0	151.0	179.7	272.0

Notes:

A.	The lines represent annual index levels derived from compounded daily returns that include all dividends.
B.	The indexes are reweighted daily, using the market capitalization on the previous trading day.
C.	If the monthly interval, based on the fiscal year end, is not a trading day, the preceding trading day is used.
D.	The index level for all series was set to $100.00 on August 31, 2000.

THE STOCK PRICE PERFORMANCE SHOWN ON THE GRAPH ABOVE IS NOT NECESSARILY INDICATIVE OF FUTURE PRICE PERFORMANCE.

DEADLINE FOR SUBMISSION OF STOCKHOLDER

PROPOSALS TO BE PRESENTED AT THE
2007 ANNUAL MEETING OF STOCKHOLDERS

      It is contemplated that the Company’s 2007 Annual Meeting of stockholders will take place in January 2007. Stockholders’ proposals will be eligible for consideration for inclusion in the proxy statement for the 2007 Annual Meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 if such proposals are received by the Company before the close of business on August 23, 2006. Notices of stockholders’ proposals submitted outside the processes of Rule 14a-8 will generally be considered timely (but not considered for inclusion in our proxy statement), pursuant to the advance notice requirement set forth in the Company’s bylaws, if such notices are filed with the Company’s Secretary not less than 90 days nor more than 120 days prior to the first anniversary of this year’s Annual Meeting of Stockholders in the manner specified in the bylaws. For proposals that are not timely filed, the named proxies will retain discretion to vote proxies that the Company receives and will exercise authority in accordance with the recommendation of the Board of Directors. For proposals that are timely filed, the named proxies will retain discretion to vote proxies that the Company receives provided (1) the Company includes in its proxy statement advice on the nature of the proposal and how the named proxies intend to exercise their voting discretion and (2) the proponent does not issue a proxy statement. In order to curtail any controversy as to the date on which a proposal was received by the Company, it is suggested that stockholders submit their proposals by certified mail, return receipt requested. Nothing in this paragraph shall be deemed to require the Company to include any stockholder proposal that does not meet all of the requirements for such inclusion established by the Commission at the time in effect.

METHOD OF COUNTING VOTES

      Votes are counted by the Company’s transfer agent. In the election for directors, the three persons receiving the highest number of “FOR” votes will be elected. The proposal to amend the Certificate of Incorporation requires the affirmative “FOR” vote of a majority of the shares of common stock outstanding as of December 1, 2005. The proposal to ratify the selection of the auditors requires the affirmative “FOR” vote of a majority of those shares present and entitled to vote. If you are a beneficial owner and do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes.

      Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote those shares. A broker is entitled to vote shares held for a beneficial owner on routine matters, such as the election of our directors and the ratification of the appointment of Ernst & Young LLP as independent auditors, without instructions from the beneficial owner of those shares. On the other hand, a broker may not be entitled to vote shares held for a beneficial owner on certain non-routine items such as the approval of the amendment to the Certificate of Incorporation, absent instructions from the beneficial owner of such shares. Broker non-votes count for purposes of determining whether a quorum exists but do not count as entitled to vote with respect to individual proposals. Because approval of Proposal 2 (amendment of the Certificate of Incorporation) requires the affirmative vote of a majority of all outstanding shares, broker non-votes have the same effect as a vote “AGAINST” that proposal. For the proposals requiring the affirmative vote of those shares present and entitled to vote, such as Proposal No. 3, broker non-votes will not affect the outcome of the vote.

DELIVERY OF ANNUAL REPORT AND PROXY STATEMENT

TO STOCKHOLDERS SHARING AN ADDRESS

      The Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us, or our transfer agent, if you hold registered shares. You can notify us by sending a written request to Mary A. Chaput, Secretary, American Healthways, Inc., 3841 Green Hills Village Drive, Nashville, Tennessee 37215.

MISCELLANEOUS

      It is important that proxies be returned promptly to avoid unnecessary expense. Therefore, stockholders who do not expect to attend in person are urged, regardless of the number of shares of stock owned, to date, sign and return the enclosed proxy promptly.

      A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED AUGUST 31, 2005 MAY BE OBTAINED, WITHOUT CHARGE, BY ANY STOCKHOLDER TO WHOM THIS PROXY STATEMENT IS SENT, UPON WRITTEN REQUEST TO MARY A. CHAPUT, SECRETARY, AMERICAN HEALTHWAYS, INC., 3841 GREEN HILLS VILLAGE DRIVE, NASHVILLE, TENNESSEE 37215. COPIES OF EXHIBITS FILED WITH THE FORM 10-K ALSO WILL BE AVAILABLE UPON WRITTEN REQUEST ON PAYMENT OF CHARGES APPROXIMATING THE COMPANY’S COST.

Date: December 19, 2005.

APPENDIX A

RESTATED

CHARTER
OF
AUDIT COMMITTEE
OF
AMERICAN HEALTHWAYS, INC.

      The Audit Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) to assist the Board in overseeing the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the outside auditors’ qualifications and independence, and the performance of the outside auditors and of the Company’s internal audit function.

      In discharging its responsibilities, the Committee is empowered to investigate any matter with full access to all books, records, facilities and personnel of the Company and the power to retain, at the Company’s expense, outside counsel, auditors or other experts or consultants for this purpose. The Committee shall make regular reports to the Board.

      The Committee shall review and reassess the adequacy of this Charter on an annual basis and submit it annually to the Board for approval.

      The Committee shall be comprised of not less than three members of the Board who, as determined by the Board, meet the independence and other qualification standards set by applicable law and regulation and the applicable listing standards of The Nasdaq Stock Market, Inc. One member of the Committee shall have finance or accounting or comparable experience which results in the individual’s financial sophistication, and each member shall be able to read and understand fundamental financial statements as determined by the Board. The Committee also shall consider whether one of its members is an “audit committee financial expert” as defined by the Securities and Exchange Commission.

      The Committee’s oversight responsibility recognizes that the Company’s management is responsible for preparing the Company’s financial statements in accordance with generally accepted accounting principles and that the outside auditors are responsible for auditing those financial statements. Additionally, the Committee recognizes that the Company’s financial management, as well as its outside auditors, have more time, knowledge and more detailed information on the Company and its financial reports than do Committee members; consequently, in carrying out its duties and responsibilities, the Committee is not providing any expert or special assurance as to the Company’s financial statements and is not conducting an audit or investigation of the financial statements or determining that the Company’s financial statements are true and complete or are in accordance with generally accepted accounting principles.

      The following functions shall be the common recurring activities of the Committee in carrying out its oversight duties and responsibilities. These functions are set forth as minimum duties and responsibilities with the understanding that the Committee may undertake additional duties and responsibilities as the Board or the Committee deems appropriate given the circumstances.

•	The Committee shall review and discuss with management and the outside auditors the annual audited and quarterly unaudited financial statements, the Company’s disclosures under “Management’s

Discussion and Analysis of Financial Condition and Results of Operation,” and the selection, application and disclosure of critical accounting policies and practices used in such financial statements. The Committee also shall review and discuss with the outside auditors the matters required to be discussed by Statements of Auditing Standards (“SAS”) No. 61 and No. 90, as may be modified or supplemented. The discussion of the financial statements and the related critical accounting policies and practices shall occur prior to the public release of such financial statements and the discussion of the related disclosure, including the “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” shall occur prior to the filing of the Form 10-Q or 10-K. Additionally, based on such review and discussion, the Committee shall consider whether to recommend to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K.

•	The Committee shall review and approve all related-party transactions as defined in Item 404 of Regulation S-K, including any involving more than $60,000 and in which any of the following persons had, or will have, a direct or indirect material interest: any director or executive officer of the Company; any nominee for election as a director; any stockholder beneficially owning 5% or more of the Company’s common stock; and any member of the immediate family of any of the foregoing persons.

•	The Committee shall discuss with management and the outside auditors policies with respect to risk assessment and risk management and the quality and adequacy of the Company’s internal controls and processes that could materially affect the Company’s financial statements and financial reporting. The Committee shall meet separately, at least quarterly, with management, and with the outside auditors and shall review with the outside auditors any audit problems or difficulties and management’s response.

•	The Committee shall:

•	oversee the work of the outside auditors;

•	resolve disagreements between management and the outside auditors regarding financial reporting;

•	discuss with management and the outside auditors the internal audit function in the Company, including its responsibilities, budget and staffing and its planned scope of internal audit;

•	establish hiring policies for employees or former employees of the outside auditors;

•	preapprove all auditing services and internal control-related services to be provided by the outside auditors;

•	preapprove all permitted non-audit services, including tax services, to be provided by the outside auditors, subject to such exceptions as may be determined by the Committee to be appropriate and consistent with federal and regulatory provisions;

•	receive reports from the outside auditors regarding critical accounting policies and practices, alternative treatments of financial information and generally accepted accounting principles, and such other information as may be required by federal and regulatory provisions;

•	receive from the outside auditors annually a formal written statement delineating all relationships between the outside auditors and the Company that may impact the objectivity and independence of the outside auditors; and

•	discuss with the outside auditors in an active dialogue any such disclosed relationships or services and their impact on the outside auditors’ objectivity and independence.

•	The Committee shall receive reports from the principal executive and financial officers of the Company and the outside auditors regarding any major issues as to the adequacy of the Company’s internal controls, any special steps adopted in light of internal control deficiencies and the adequacy of disclosure about changes in internal controls over financial reporting.

•	The Committee shall review and discuss with management (including the senior internal audit officer) and the outside auditors the Company’s internal controls report and the outside auditor’s attestation of the report prior to the filing of the Company’s Form 10-K.

•	The Committee shall establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•	The Committee shall have the sole authority and responsibility to select (subject, if applicable, to stockholder approval), determine the compensation of, and, where appropriate, terminate and replace the outside auditors, and the outside auditors shall report directly to the Committee.

Meetings

      The Committee shall meet at least four times annually and more frequently as necessary or appropriate, including teleconferences when appropriate. Special meetings of the Committee may be called on one day notice by the Chairman of the Board or the Committee Chairman. One or more of these meetings shall include separate executive sessions with the Company’s Chief Financial Officer and the independent auditors. A majority of the Committee shall constitute a quorum, and the Committee shall act only on the affirmative vote of a majority of the members present at the meeting. Attendance by the Chairman of the Board and by other members of management will be at the invitation of the Committee Chair. The Committee shall maintain minutes of all meetings documenting its activities and recommendations to the Board. Unless the Board has previously designated the Chair, the members of the Committee may designate a Chair by majority vote.

      The Committee and its members have complete access to management, recognizing that it is expected that members will use judgment to be sure that this access is not distracting to the business operations of the Company.

your vote is important
If you do not vote by telephone or Internet, please mark, sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to Corporate Election Services, P.O. Box 1150,
Pittsburgh, PA 15230, so your shares may be represented at the Meeting.

Proxy card must be signed and dated on the reverse side.
ê Please fold and detach card at perforation before mailing. ê

AMERICAN HEALTHWAYS, INC. PROXY
Your shares will be voted in accordance with your instructions. If no choice is specified, shares will be voted FOR the nominees in the election of directors and FOR proposals 2 and 3.
1.	Election of Directors:

Nominees: (1) Jay Cris Bisgard, M.D. (2) Mary Jane England, M.D. (3) Henry D. Herr

☐	FOR all nominees listed above (except as marked to the contrary below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed above
INSTRUCTIONS: To withhold authority to vote for any nominee, write that nominee’s name or number on the line below:

2.	To consider and act upon a proposal to amend the Company’s Restated Certificate of Incorporation, as amended to change the name of the Company from American Healthways, Inc. to Healthways, Inc.
          ☐     FOR           ☐     AGAINST           ☐     ABSTAIN
3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2006.
          ☐     FOR           ☐     AGAINST           ☐     ABSTAIN
In their discretion, the proxies may vote on any other matters which may properly come before the meeting or any adjournment thereof.
(Continued, and to be signed, on the other side)

c/o Stock Transfer Department
Post Office Box 105649
Atlanta, GA 30348

Vote by Telephone

Have your proxy card available when you call Toll-Free 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote .

Vote by Internet

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote .

Vote by Mail

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 1150, Pittsburgh PA 15230.

Vote by Telephone
Call Toll-Free using a
touch-tone telephone:
1-888-693-8683
Vote by Internet
Access the Website and
cast your vote:
www.cesvote.com
Vote by Mail
Return your proxy
in the postage-paid
envelope provided

Vote 24 hours a day, 7 days a week!
If you vote by telephone or over the Internet, do not mail your proxy card.

     è

Proxy card must be signed and dated below.
ê Please fold and detach card at perforation before mailing. ê

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders on January 19, 2006.
The undersigned hereby appoints Thomas G. Cigarran and Mary A. Chaput, and either of them, as proxies, with full power of substitution, to vote all shares of the undersigned as shown below on this proxy at the Annual Meeting of Stockholders of American Healthways, Inc. to be held at the Loews Vanderbilt Hotel, 2100 West End Avenue, Nashville, Tennessee 37203, on January 19, 2006, at 9:00 a.m., local time, and any adjournments thereof.

Dated:	, 2006

Signature

Signature

Please sign exactly as your name appears at left. If registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys should show their full titles. If a corporation is stockholder, the corporate officer should sign in full corporate name and title, such as President or other officer. If a partnership is stockholder, please sign in partnership name by authorized person.

Please vote, sign, date and return the proxy card promptly using the enclosed envelope.